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                                                                 Exhibit (p)(3)

                                Code of Ethics

                    Natixis Asset Management Advisors, L.P.
                          Natixis Distributors, L.P.

                                  As Amended
                                October 1, 2007

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                                 Introduction

This is the Code of Ethics ("Code") of Natixis Asset Management Advisors, L.P. ("NAMA") and Natixis Distributors, L.P. ("ND") (the "Firms").

                        Statement of General Principles

It is the policy of the Firms that no Supervised Person shall engage in any act, practice, or course of conduct that would violate the Code, the fiduciary duty owed by the Firms' and their personnel to Clients, any applicable federal securities laws including but not limited to certain sections of and rules promulgated under the Investment Advisers Act of 1940 (as amended; the "Advisers Act"), the Employee Retirement Income Security Act of 1974 (as amended; "ERISA"), or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rule 17j-1 thereunder. The fundamental position of the Firms is, and has been, that at all times the interests of their Clients are placed first. Accordingly, Supervised Person's personal financial transactions (and those of members of their Family/Household) and related activities must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of the Firms' position of trust and responsibility.

It is not intended that the policies in this Code will specifically address every situation involving personal trading. These policies will be interpreted and applied, and exceptions and amendments will be made by the Compliance Officer in a manner considered fair and equitable, in all cases with the view of placing the Firms Clients' interests paramount. It also bears emphasis that technical compliance with the procedures, prohibitions, and limitations of this Code will not automatically insulate a Supervised Person from scrutiny of, and sanctions for, securities transactions that indicate an abuse of the Firms' fiduciary duty to any of its Clients.

                   Things You Need to Know to Use This Code

1. Terms - Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

2. Purpose of the Code - The policies in this Code reflect the Firms' desire to detect and prevent not only situations involving actual or potential conflicts of interest or unethical conduct, but also those situations involving even the appearance of these. This Code (i) sets forth standards of conduct expected of Supervised Persons (including compliance with the federal securities laws),
(ii) is intended to safeguard material nonpublic information about Client transactions, (iii) requires Supervised Persons to refrain from frequent trading of Covered Funds and Covered Securities, and (iv) requires Access Persons to report personal securities transactions, including transactions in shares of certain investment companies managed by the Firms or any affiliate of any of the Firms ("Covered Funds"). A complete list of Covered Funds is maintained by the Compliance Officer and is posted on the Firms' Intranet; a printed list is available upon request from the Compliance Officer.

3. Access Persons - All officers, directors, and employees of the Firms are considered Access Persons, except for any director who is not an officer or employee of the Firms and who meets all of the following conditions:

   . He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

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   .   He or she does not have access to nonpublic information regarding any
       Clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Covered Fund; and

   . He or she is not involved in making securities recommendations to Clients, and does not have access to such recommendations that are nonpublic.

While many officers and employees of the Firms do not have regular access to information regarding the purchase and sale of securities by either Mutual Fund Clients or Separate Account Clients, they may have occasional access to mutual fund or separate account portfolio information that has not been aged 30 days. Therefore, all officers and employees of the Firms have been designated Access Persons.

4. Investment Persons - All Access Persons that Firms have specifically identified by the Compliance Department as having regular or periodic knowledge of material nonpublic information regarding the purchase and sale of securities by Mutual Fund Clients or Separate Account Clients are also considered Investment Persons. A complete list of Investment Persons is maintained by the Compliance Department.

5. Compliance Department and Compliance Officer - This Code is administered by the Compliance Officer and his designee(s). Any significant issues, concerns, or findings identified by the Compliance Officer are reported to the Firm's Ethics and Supervisory Committee.

The Compliance Officer has the authority to grant written waivers of certain provisions of this Code in appropriate instances. However:

   .   the Firms expect that waivers will be granted only in rare instances; and

   . some provisions of the Code are mandated by Securities and Exchange Commission (SEC) rules and cannot be waived.

6. Ethics and Supervisory Committee ("Committee") - The Committee is comprised of certain members of senior management of the Firms, including the President, Chief Operating Officer and Chief Compliance Officer of NAMA. The Committee is charged with ensuring the Code remains reasonably designed to prevent Supervised Persons from engaging in any act, practice, or course of conduct that would violate the fiduciary duty owed to Clients or to the Firms, any applicable federal securities laws including but not limited to certain sections of and rules promulgated under the Investment Advisers Act of 1940 (as amended; the "Advisers Act"), the Employee Retirement Income Security Act of 1974 (as amended; "ERISA"), or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rule 17j-1 thereunder. The Committee will review the terms and provisions of this Code at least annually and make amendments as necessary.

The Committee meets quarterly to review any Code violations identified by the Compliance Officer to (i) make a determination of whether they are indeed violations under the Code; (ii) establish the degree of severity the violation represents; and (iii) if necessary mete out disciplinary actions as described in Section E of this Code.

The Compliance Officer will distribute the Code to all Supervised Persons annually and upon any amendment. You are required to acknowledge your receipt and understanding of the Code by submitting a signed Acknowledgement Form to the Compliance Officer annually (see Section F.4. of this Code).

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7. Mutual Fund Clients - Includes all investment companies for which NAMA serves as adviser, or for which ND is the Distributor. All investment company Clients are currently considered Mutual Fund Clients.

8. Separate Account Clients-NAMA markets the investment expertise of its advisory affiliates and other advisory firms to separate account platforms. While NAMA primarily relies on model portfolios provided by affiliates or third party subadvisers to manage Client assets, it normally has investment discretion over Separate Account Client portfolios.

For purposes of this Code of Ethics, Mutual Fund Clients and Separate Account Clients are collectively referred to as Clients.

                       Specific Requirements of the Code

A. General Rules

It is improper for Supervised Persons to:

   . use for his/her own benefit (or the benefit of anyone other than the Clients) information about the trading activity or holdings of Clients or recommendations of the advisers or subadvisers; or

   . take advantage of investment opportunities that would otherwise be available for the Clients.

Also, as a matter of business policy, the Firms require that Supervised Persons adhere to a standard of conduct that: (i) reflects the fiduciary obligations of the Firms, including preventing access to material nonpublic information about Clients by Supervised Persons not needing such information to perform their duties; (ii) complies with all securities laws; and (iii) avoids even the appearance that Supervised Persons receive any improper benefit from information about trading activity or holdings of Clients, the advisers or subadvisers, or from our relationships with the brokerage and advisory communities.

The Firms expect all Supervised Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code.

B. Designated Brokerage Requirement

Except as described in paragraphs (i)-(v) below, Access Persons who have personal accounts that hold or can hold Covered Securities or shares of Covered Funds in which they have Beneficial Ownership are required to maintain such accounts at one of the following firms: Charles Schwab, Fidelity Investments, or Merrill Lynch (collectively, the "Designated Brokers"). New Access Persons must initiate movement of existing accounts to a Designated Broker within 30 days of being named an Access Person.

Exemptions to the Designated Brokerage Requirement:

    (i)Shares of the Natixis Funds, Loomis Sayles Funds, and Oakmark Funds purchased directly from the Covered Fund if such shares are held with the fund's transfer agent.

   (ii)Shares of Covered Funds purchased through one or more of the Firm's retirement plans, including the Firms' 401(k) plan.

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  (iii)Certain accounts in which the Access Person has Beneficial Ownership, including retirement accounts with an Access Person's prior employer, retirement accounts of an Access Person's spouse, and DRIP and ESOP investment programs.

   (iv)Accounts for which the Access Person has Beneficial Ownership but no investment influence or control may be eligible for an exemption from the Designated Brokerage Requirement. All such exemptions must be approved by the Compliance Officer.

    (v)Accounts in which an Access Person may have Beneficial Ownership through a member of their Family/Household, which accounts are subject to a code of ethics or similar policy requiring the account be held at an entity other than a Designated Broker.

For example, if the spouse of an Access Person is employed by a broker-dealer or registered investment adviser that has adopted a code of ethics that requires the spouse to maintain personal securities accounts at a non-designated broker-dealer (including the employer itself), the Firms will defer to that requirement as to that account so long as the Duplicate Confirmation Notice and Statement Requirement (see Section F.5. of this Code) is satisfied.

NOTE: In the occasional instance in which the Compliance Officer grants an exemption from the Designated Brokerage Requirement to any accounts that hold or can hold Covered Securities and/or Covered Funds, the Duplicate Confirmation Notice and Statement Requirement shall apply instead.

C. Gifts to or from Brokers, Clients, or Others

No Access Person may accept or receive on his or her own behalf, or on behalf of the Firms, any gift or other accommodations from a vendor, broker, securities salesman, Client, or prospective Client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of such Access Person's responsibilities to the Firms or the Clients, be construed as an improper attempt to influence the recipient, or place the recipient or the Firms in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the Family/Household of Access Persons.

In no event should gifts to or from any one business contact have a value that exceeds the annual limitation on the dollar value of gifts established by the Compliance Officer from time to time (currently $100).

These policies are not intended to prohibit normal business entertainment such as meals or tickets to sporting events or the theatre. Please note that business entertainment is different than giving or receiving gifts. If you are unsure whether something is a gift or business entertainment, refer to the Firms' Non-Cash Compensation Policy or ask the Compliance Officer.

D. Service on the Board or as an Officer of Another Company

To avoid conflicts of interest, "inside information" concerns, and other compliance and business issues, the Firms prohibit all Access Persons from serving as officers or members of the board of any other entity, except with the advance written approval of the General Counsel or Compliance Officer. Approval must be obtained through the Compliance Officer, and will ordinarily require consideration by the Ethics and Supervisory Committee. The Firms can deny approval for any reason or without providing a reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary, or affiliate of the Firms, nor does it apply to non-employee members of the Firms' board (i.e. those board members who are not employees of the Firms).

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E. Violations and Penalties

The Firms expect all Supervised Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code. Any violations must be reported promptly to the Compliance Officer.

The Firms treat violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firms (through the Ethics and Supervisory Committee) might take a variety of remedial measures. These may include imposing penalties or fines, cutting your compensation, demoting you, requiring disgorgement of trading gains, imposing a ban on your personal trading, suspending or terminating your employment, or reporting the matter to civil or criminal authorities.

Improper trading activity may constitute a violation of this Code. You may also be considered in violation of this Code by failing to promptly report violations to the Compliance Officer, by failing to file required reports in a timely manner, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. You may be considered in violation of this Code even if no harm results from your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Compliance Officer. Do not just guess at the answer, since ignorance of the requirements of the Code or the legal regulations underlying the Code will not serve as an excuse for a violation.

F. Reporting Requirements - Applies to All Access Persons

One of the more important aspects of complying with this Code is understanding which holdings, transactions, and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of members of your Family/Household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand which holdings, transactions, and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household, and Beneficial Ownership in the "Definitions" section of this Code.

NOTE: All reports specified in this Code must be submitted to the Compliance Department. You must file the reports described below, even if you have no holdings, transactions, or accounts to list in the reports, and whether or not your accounts are held at a Designated Broker or duplicate confirmation statements have been forwarded to the Compliance Department. You can get copies of any forms or reporting procedures from the Compliance Officer, or the Firms' Intranet.

1. Initial Holdings Report. No later than 10 days after you become an Access Person, you must file with the Compliance Officer an Initial Holdings Report.

The Initial Holdings Report requires you to list all Covered Securities and Covered Funds in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers, and banks where you maintained an account in which any Covered Funds or Covered Securities were held or could have been held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Access Person.

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The Initial Holdings Report also requires you to confirm that you have read and understand this Code; that you understand that it applies to you and members of your Family/Household; and that you are considered an Access Person under the Code.

NOTE: It is important for new Access Persons to be familiar with the Designated Broker Requirement of this Code; any questions concerning this requirement should be directed to the Compliance Officer.

2. Quarterly Transaction Reports. No later than 15 days after the end of March, June, September, and December each year, you must file with the Compliance Officer a Quarterly Transaction Report. While compliance with this requirement will be monitored, a late report will not be considered a violation of the Code unless it is filed with the Compliance Officer more than 30 days after the end of the quarter.

The Quarterly Transaction Report requires you to report all transactions during the most recent calendar quarter in Covered Securities and Covered Funds (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount), in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to report the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

The Quarterly Transaction Report also requires you to either confirm or amend your complete list of brokers, dealers, and banks in which you or a member of your Family/Household established an account in which any Covered Funds or Covered Securities were held or could have been held during the quarter for the direct or indirect benefit of you or a member of your Family/Household.

3. Annual Holdings Reports. By January 30 of each year, you must file with the Compliance Officer an Annual Holdings Report as of December 31 of the preceding year.

The Annual Holdings Report requires you to list all Covered Securities and Covered Funds (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers, and banks in which you or a member of your Family/Household maintained an account in which any Covered Securities or Covered Funds were held, or could have been held, for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

The Annual Holdings Report also requires you to confirm that during the prior year, except as otherwise indicated therein, you have complied with all applicable requirements of the Code and have reported all accounts, holdings, and transactions required to be reported under the Code, that you understand that it applies to all members of your Family/Household, that you understand that you have been designated an Access Person, and whether you have been designated an Investment Person under the Code.

4. Annual Acknowledgement. You must acknowledge your receipt and understanding of the Code (and any amendments), along with the Firms' Statement of Policies and Procedures with Respect to the Flow and Use of Material, Non-Public (Inside) Information, by submitting a signed Acknowledgement Form to the Compliance Officer annually.

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5. Duplicate Confirmation Notices and Statements. Any Access Person or member of his or her Family/Household that has a securities account (in which Covered Securities or shares of Covered Funds are held, or could be held) with any broker, dealer, or bank that is subject to an exemption from the Designated Broker Requirement under Sections B. (iii), (iv), or (v) of this Code, must direct that broker, dealer, or bank to send, directly to the Compliance Officer, contemporaneous duplicate copies of all transaction confirmation notices and statements relating to that account.

NOTE: In certain circumstances Covered Securities may be held in accounts that are exempt from the Designated Brokerage Requirement, but do not have the ability to generate duplicate confirmation notices and statements (i.e. ESOP, DRIP, and 401(k) Plans). In these limited circumstances an Access Person may satisfy his or her reporting requirement by manually completing quarterly transaction reports and submitting a copy of the year-end statements for all such accounts with his or her annual holdings report.

G. Transaction Restrictions

1. Initial Public Offerings and Private Placements. Access Persons may not acquire securities in an Initial Public Offering ("IPO") or Private Placement unless prior written approval is obtained from the Compliance Officer, and, in the determination of the Compliance Officer, participation does not present a conflict of interest with any Clients or impede the equitable distribution of the offering to the public. Any request for allocation of an IPO or a Private Placement to an Access Person that is in any way connected with his or her position in the Firms will be denied. Further, the Compliance Officer may deny requests for any reason or without providing a reason.

Access Persons must request approval for participation in an IPO or Private Placement by submitting a written request to the Compliance Officer. These requests must include:

   .   A brief description of the Private Placement or IPO opportunity

   . In the case of a Private Placement, the nature of the employee's participation

   . A statement as to how and why the opportunity was offered to the Access Person and other factors relevant, from the perspective of the Firms, to the approval decision (e.g. whether participation in the Private Placement or IPO is connected with the Access Person's position with the Firms or will result in any conflicts of interest with Client portfolios.)

2. Short Term Trading of Covered Funds. No Access Person may purchase and sell, or conversely sell and repurchase, shares of the same Covered Fund within 60 calendar days. These restrictions apply to purchases and exchanges in all accounts including 401(k)'s. Hardship exceptions may be requested in writing (in advance) from the Compliance Officer. Further, the Compliance Officer may deny requests for any reason or without providing a reason.

For example, if Covered Fund A was purchased on January 1/st/, because of the 60 day holding period it could not be sold until March 2/nd/ (61 days later).

Non-volitional and automatic trades such as 401(k) contributions (individual and company match), automatic investment, withdrawal and dividend reinvestment plans are exempt from this restriction and will not be considered in determining the 60-day holding period.

For example, if an Access Person has established a monthly investment into Covered Fund A that is automatically deducted from his or her paycheck, that investment will not begin or end a 60-day holding period. This same principle applies to regular 401(k) contributions (individual and company match).

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All volitional purchase and sale transactions (including exchanges) of Covered
Funds, in any share class and in any account (i.e., direct account with the Covered Fund, Designated Broker account, 401(k) account, etc.), will be evaluated for purposes of applying the Short Term Trading restriction.

For example, if Covered Fund A was purchased by an Access Person in a joint account with his or her spouse on January 1/st/, any sale of Covered Fund A in the Access Person's 401(k) account before March 2/nd/ would violate the Short Term Trading restriction.

In applying the 60-day holding period, the most recent purchase (or sale) will be measured against the sale (or purchase) in question. Further, if fewer than 60 days have elapsed since a purchase (or sale), no shares may be sold (or purchased) (i.e. not simply the number of shares involved in the earlier transaction). Exchanges between funds will be considered a sale (exchange from account) or purchase (exchange to account) under the Code.

NOTE: The 60-day holding period restriction for Covered Funds does not permit sales at a loss. Further, the 60-day holding period does not apply to money market funds whether or not NAMA (or any affiliate) serves as the investment adviser or subadviser.

3. Short Term Trading of Covered Securities. No Access Person may profit from the purchase and sale, or conversely the sale and repurchase, of the same or equivalent Covered Security within 60 calendar days. These restrictions apply to purchases and sales in all accounts including 401(k)'s. Hardship exceptions may be requested (in advance) from the Compliance Officer. Further, the Compliance Officer may deny requests for any reason or without providing a reason.

An Access Person may sell a Covered Security at a loss or purchase a Covered Security to cover a short position at a loss within 60 calendar days. All other trading restrictions in Section G of this Code continue to apply to transactions resulting in a loss, including blackout period and preclearance requirement.

NOTE: In applying the 60-day holding period, the most recent purchase (or sale) will be measured against the sale (or purchase) in question. Further, if fewer than 60 days have elapsed since a purchase (or sale), no shares may be sold (or purchased) (i.e. not simply the number of shares involved in the earlier transaction).

4. Futures and Related Options. No Access Person shall use derivatives, including futures, options on futures, or options on a Covered Security, to evade the restrictions of the Code. In other words, no Access Person may use derivative transactions with respect to a Covered Security if the Code would prohibit the Access Person from taking the same position directly in the Covered Security.

5. Blackout Period. No Access Person (including any member of the Family/Household of such Access Person) may purchase or sell any Covered Security within the seven calendar days immediately before or after a calendar day on which any Mutual Fund Client or a Separate Account Client purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security), unless the Access Person had no actual knowledge that the Covered Security (or any closely related security) was being considered for purchase or sale for any Mutual Fund Client or Separate Account Client. Note that the total blackout period is 15 days (the day of the Client trade, plus seven days before and seven days after).

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The blackout period does not apply to Access Person transactions concurrent with Separate Account Client transactions intended merely to rebalance, liquidate, or open accounts for Separate Account Clients where NAMA acts as the adviser, for the following reasons: NAMA primarily relies on model portfolios supplied by investment advisory affiliates and third party investment advisory firms; due to the nature of NAMA's separate account program, a number of these Separate Account Clients may add or withdraw funds, and open or close accounts, on a daily basis; the trades generated by these activities are unpredictable; they are not caused by a change in the investment opinion of NAMA or any of its subadvisers; they tend to be small in size with little or no market impact; they are of an administrative nature; and if triggering a blackout period, they would likely have the effect of "blacking out" every security traded by Separate Account Clients of NAMA on every trading day. The blackout period does apply, however, to transactions concurrent with Separate Account Client transactions related to implementation of changes to model portfolios or related to changes in the investment opinion of NAMA or any of its subadvisers.

NOTE: All transactions for Access Persons will be compared to transactions executed by NAMA or a subadviser on behalf of Mutual Fund Clients and Separate Account Clients. The fact that the Compliance Officer has precleared a trade does not mean that it is not in violation of the Code. When evaluating a preclearance request, current open orders for Separate Account Clients as well as trades executed on behalf of Separate Account Clients over the previous 7 days are considered. Changes to model portfolios over the subsequent 7 days may create a violation of the blackout period. Due to the nature of NAMA's advisory activity with respect to Mutual Fund Clients it is impossible to be certain that there are no open orders for a particular security when granting preclearance.

For example if an Access Person executes a trade in a Covered Security for which he or she has received proper preclearance on January 1/st/, and a subadviser changes a model portfolio which results in trades in the same Covered Security by Separate Account Clients any time before January 8/th/ (the remainder of the 15 day blackout period), it may result in a violation of the Code, if the Access Person had knowledge that the Covered Security was being considered for purchase or sale for any Client account.

Trading within the 15-day blackout period is not automatically considered a violation of the Code but is instead subject to the knowledge condition set forth above. The Compliance Officer will monitor personal securities trading activity and if a pattern appears to exist with respect to the trading activity of an Access Person and any Mutual Fund Client and/or Separate Account Client within the 15-day blackout periods, it will be investigated. If it is determined that a violation has occurred, the Firms will generally require any profits from the transactions to be disgorged and donated to charity, and may impose other sanctions as deemed necessary (see Section E of this Code).

6. Preclearance Requirement. Access Persons are required to request and receive preclearance by the Compliance Officer before executing the purchase or sale of Covered Securities. Given the nature of NAMA's current advisory operations, which include oversight of other investment advisers, approving, and in some cases effecting, transactions for Client accounts, NAMA's role as an administrator, and ND's role as a distributor and underwriter, the Firms have incorporated several exemptions to the Preclearance Requirement that you should be familiar with.

a. Preclearance. Unless specifically exempted by this Code, no Access Person shall purchase or sell any Covered Security for his or her own account (or the account of any member of his or her Family/Household) without proper preclearance. Trades must be completed on the same day that preclearance is granted. This requirement applies to all trades in Covered Securities. Instruments representing an indirect interest in a Covered Security, such as options and warrants, must also be precleared.

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b. Exemptions. The preclearance requirement does not apply to the following transactions by all Access Persons:

   .   Transactions in Covered Funds.

   . Transactions in accounts for which the Access Person has Beneficial Ownership but no investment influence or control and, if applicable, has been granted an exemption from the Designated Brokerage Requirement by the Compliance Officer.

   Additionally, the preclearance requirement does not apply to the following transactions by Access Persons unless he or she has been specifically designated an Investment Person:

   . Transactions of 100 shares or less of common or preferred stocks of a class that is publicly traded on a national stock exchange.

   . Transactions with an aggregate dollar value (excluding commissions) of $10,000 or less.

c. Process. Access Persons are required to submit a written preclearance request to the Compliance Officer and receive written approval for the transaction before executing a trade for a Covered Security transaction requiring preclearance. Trades in Covered Securities cannot be executed until the Compliance Officer provides specific approval. Preclearance will not be granted at any time when there are open orders relating to the implementation of changes to model portfolios in the same Covered Security for Separate Account Clients. Further, preclearance will not be granted for any trades that would violate the blackout period restriction as it applies to personal transactions effected within 7 days after a Separate Account Client trade.

The Firms reserve the right to require any Access Person to preclear exempted transactions at any time and, if requested by the Firms, an Access Person must obtain the approval of the Compliance Officer before buying or selling any security, for such period (which may be indefinite) as the Compliance Officer shall determine.

NOTE: Access Persons should keep a copy of all completed preclearance approvals for a period of at least 12 months. You can get copies of any forms or reporting procedures from the Compliance Officer, or the Firms' Intranet.

7. Good Until Canceled and Limit Orders. No Access Person shall place a "good until canceled," "limit", or equivalent order with his/her broker for any Covered Security subject to the preclearance requirement except that an Access Person may utilize a "day order with a limit" so long as the transaction is consistent with provisions of this Code, including the preclearance procedures. All orders must expire at the end of the trading day on which they are precleared unless otherwise extended by the Compliance Officer.

8. Exempt Transactions. The blackout period, short term trading of Covered Securities, and preclearance requirements do not apply to Covered Funds and the following categories of transactions in Covered Securities by all Access
Persons:

   . Transactions in any Covered Security guaranteed by the United States Government.

   . Transactions that occur by operation of law or under any other circumstance in which no investment discretion is exercised, and no recommendations are made, by the Access Person or any member of their Family/Household.

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   .   Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of a Covered Security held by the Access Person (or Family/Household member) and received by the Access Person (or Family/Household member) from the issuer.

   . Purchases of a Covered Security pursuant to an automatic investment, withdrawal or dividend reinvestment plan.

   . Transactions in Exchange Traded Funds ("ETFs"), Exchange Traded Notes ("ETNs") as well as any related options.

Additionally, the blackout period, short term trading of Covered Securities and preclearance requirements do not apply to the following categories of transactions in Covered Securities by Access Persons unless he or she has been specifically designated an Investment Person:

   . Transactions in Covered Securities issued by a company with a market capitalization of at least $10 billion U.S. (or the equivalent in foreign currency).

   . Transactions in futures and options contracts on interest rate instruments or indexes, and options on such contracts, so long as the transactions do not violate Section G.4. of this Code.

NOTE: These transactions are not exempted from the reporting requirements of this Code.

H. Compliance Officer Approval

The Compliance Officer is charged with responsibility for ensuring that all Access Persons adhere to the reporting requirements of this Code of Ethics and that the review requirements of this Code are performed in a prompt manner.

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                                  Definitions

The following terms have special meanings in this Code of Ethics:

   .   Access Person

   .   Beneficial Ownership

   .   Client

   .   Compliance Officer

   .   Covered Fund

   .   Covered Security

   .   Designated Broker

   .   Family/Household

   .   Initial Public Offering

   .   Investment Person

   .   Mutual Fund Client

   .   Private Placement

   .   Separate Account Client

   .   Supervised Person

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "Beneficial Ownership") are sometimes used in other contexts, not related to Code of Ethics, where they may have different meanings. For example, "Beneficial Ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account, or person is covered by any of these definitions, ask the Compliance Officer. Do not just guess at the answer.

Access Person means Access Person as defined in Rule 17j-1 under the 1940 Act and/or Rule 204A-1 of the Advisers Act, as those rules are amended from time to time. The elements of these definitions are outlined on page 2 of this Code.

Due to the nature of the Firms' activities and for the purposes of administering this Code, the Firms have designated all their officers and employees as Access Persons.

The term "Access Person" under this Code and relating to the Firms normally does not include an employee of a company in a control relationship to the Firms, who is not an employee, officer, or director of any of the Firms, where such company is required to have a Code of Ethics containing provisions reasonably necessary to prevent the Access Person from engaging in any act, practice, or course of business prohibited by Rule 17j-1(a) and such employee is required to report his or her transactions to such company. However, in certain instances a person may be an employee of both the Firms and an affiliated adviser, and may be subject to more than one Code of Ethics.

Beneficial Ownership means beneficial ownership as defined in Rule 17j-1 under the Investment Company Act, as amended from time to time. Currently this means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

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   .   securities held in a person's own name, or that are held for the person's benefit in nominee, custodial, or "street name" accounts.

   .   securities owned by a member of your Family/Household.

   . securities owned by or for a partnership, in which the person is a general partner (whether the ownership is under the name of that partner, another partner, the partnership, or through a nominee, custodial, or "street name" account).

   . securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager.

   .   securities in a person's individual retirement account.

   . securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

   . securities owned by a trust of which the person is either a trustee or a beneficiary.

   . securities owned by a corporation, partnership, or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity, or through a nominee, custodial, or "street name" account).

   . securities that are traded on behalf of an investment club of which an Access Person is a club member or in which a member of their Family/Household is a member.

The above is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Client means any individual, entity, or registered investment company for which NAMA serves as adviser or subadviser, or ND serves as distributor. Client information includes information obtained from entities contracted by NAMA as adviser to serve as subadviser for certain Mutual Fund Clients and Separate Account Clients.

Compliance Officer currently means Anthony Loureiro, Senior Vice President, Compliance or another person that he has designated to perform the functions of Compliance Officer. For purposes of reviewing the Compliance Officer's own transactions and reports under this Code, the functions of the Compliance Officer are performed by Coleen Downs Dinneen, Senior Vice President, General Counsel, or her designee.

Covered Fund means (i) any investment company advised or subadvised (as defined in section 2(a)(20) of the 1940 Act) by NAMA, (ii) mutual funds that are advised by any investment adviser that controls NAMA, is controlled by NAMA or is under common control with NAMA (e.g. Loomis Sayles, Harris Associates, etc.), (iii) mutual funds administered by NAMA, (iv) any investment company distributed by ND. For clarification purposes, Covered Funds include, but are not limited to, the Natixis Funds, the Loomis Sayles Funds, and the Oakmark Funds.

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NOTE: Covered Funds do not include money market funds whether or not NAMA (or any affiliate) serves as the investment adviser or subadviser.

NOTE: A 529 plan invested in underlying mutual funds will not be treated as a Covered Security or as an investment in Covered Funds, so long as the plan is not distributed, advised or subadvised by NAMA, ND or any affiliated firm, and your 529 plan investments are not in any portfolios distributed, advised or subadvised by NAMA, ND or any affiliated firm.

A complete list of Covered Funds may be obtained from the Compliance Officer or on the Firms' Intranet. The Compliance Officer may either add or remove funds from this list if he determines that there is either a heightened risk of access to portfolio information (in the case of funds that would not be considered Covered Funds under this definition), or no access to portfolio information about a fund (for those funds that would otherwise meet the above criteria of a Covered Fund).

Covered Security means a covered security as defined in Rule 17j-1 under the Investment Company Act, as amended from time to time. Currently this means anything that is considered a "security" under the Investment Company Act of 1940, except:

   .   Direct obligations of the U.S. Government.

   . Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

   . Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds).

NOTE: A 529 plan invested in underlying mutual funds will not be treated as a Covered Security or as an investment in Covered Funds, so long as the plan is not distributed, advised or subadvised by NAMA, ND or any affiliated firm, and your 529 plan investments are not in any portfolios distributed, advised or subadvised by NAMA, ND or any affiliated firm.

Security is a very broad term. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities", such as:

   .   Options on securities and currencies.

   .   Investments in all kinds of limited partnerships.

   . Investments in foreign unit trusts, closed end funds, and foreign mutual funds.

   . Investments in private investment funds, hedge funds, and investment clubs.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Compliance Officer.

Designated Broker means Charles Schwab, Fidelity Investments, or Merrill Lynch (collectively, the "Designated Brokers").

Family/Household means:

   . Your spouse or live-in partner who shares your household and combines his or her financial resources in a manner similar to that of married persons (unless he or she does not live in the same household as you and you do not contribute in any way to his or her support).

   .   Your children under the age of 18.

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   .   Your children who are 18 or older (if they live in the same household as you or you contribute in any way to their support).

   . Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law, including adoptive relationships.

   .   Any individual for whom you are exercising investment control.

NOTE: There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person's support. Second, members of your Family/Household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for Client accounts, and must not be allowed to benefit from that information.

Initial Public Offering ("IPO") means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Persons - Include all Access Persons that have been specifically identified by the Compliance Department as having regular or periodic knowledge of material nonpublic information regarding the purchase and sale of securities by Mutual Fund Clients or Separate Account Clients.

In addition to exposure to Client trading information, an individual may be designated an Investment Person for any reason. A complete list of Investment Persons is maintained by the Compliance Department.

NOTE: All Investment Persons are also Access Persons and must satisfy all applicable Code requirements.

Mutual Fund Client includes all investment companies for which NAMA serves as adviser, or for which ND is the Distributor. All investment company Clients are currently considered Mutual Fund Clients.

Private Placement means an offering of a stock or bond that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or
Section 4(6) or Pursuant to Rule 504, 505, or 506 thereunder.

Separate Account Client includes all separately managed accounts for which NAMA provides investment advisory services.

Although NAMA has the ultimate investment decision-making authority with respect to securities to be purchased or sold, in most cases NAMA generally follows the recommendations implicit in the model portfolios supplied by its subadvisers. While NAMA relies primarily on these model portfolios to manage Client assets, it will retain discretionary authority over Client portfolios. This discretion will be primarily used to execute trades and manage accounts according to specific Client requirements.

Supervised Person means any partner, officer, director (or other person occupying a similar station or performing similar functions) or employee of a Firm, or other person who provides investment advice on behalf of NAMA and is subject to the supervision and control of NAMA. All Access Persons are also Supervised Persons.

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